Exhibit 99.1

December 10, 2009

For Immediate Release
Eric Loughmiller
Executive Vice President and Chief Financial Officer
317-249-4254
eric.loughmiller@karauctionservices.com

KAR Auction Services Prices Initial Public Offering of Common Stock

Carmel, IN—KAR Auction Services, Inc. (the “Company”) today announced that the Company has priced its initial public offering of 25,000,000 shares of common stock at $12 per share.

The common stock is expected to begin trading tomorrow, December 11, 2009, on the New York Stock Exchange under the symbol “KAR.” The Company has granted the underwriters a 30-day option to purchase up to an additional 3,750,000 shares of common stock on the same terms and conditions.

Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, BofA Merrill Lynch and J.P. Morgan are acting as the joint bookrunners for the offering. Barclays Capital and BMO Capital Markets are acting as lead managers for the offering. Baird, Barrington Research, BB&T Capital Markets, RBC Capital Markets and Stephens Inc. are acting as co-managers for the offering.

The offering is being made only by means of a prospectus, copies of which may be obtained from Goldman, Sachs & Co. at Prospectus Department, 85 Broad Street, New York, New York 10004 (toll-free: 1-866-471-2526; facsimile: 212-902-9316; email: prospectus-ny@ny.email.gs.com); or Credit Suisse Securities (USA) LLC, One Madison Avenue 1B, New York, New York 10010, Attention: Prospectus Department (toll-free: 1-800-221-1037).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 152 sites, and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 87 sites across North America.

This press release may include information that could constitute forward-looking statements. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements.

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